                                                                    Exhibit 99.1


(ALLEGHENY TECHNOLOGIES LOGO)
SPECIALTY MATERIALS THAT MAKE OUR WORLD


1000 Six PPG Place, Pittsburgh, PA 15222-5479                    NEWS RELEASE...


                                                      Contact: Dan L. Greenfield
                                                                   412- 394-3004


             ALLEGHENY TECHNOLOGIES ANNOUNCES SECOND QUARTER RESULTS

      -     SALES INCREASED 32% COMPARED TO THE SECOND QUARTER 2003
      - OPERATING PROFIT INCREASED TO $38.1 MILLION AS A RESULT OF IMPROVED PERFORMANCE ACROSS ALL BUSINESS SEGMENTS, ESPECIALLY FLAT-ROLLED PRODUCTS
      - SECOND QUARTER NET INCOME OF $26.6 MILLION, OR $0.31 PER SHARE, INCLUDES PREVIOUSLY ANNOUNCED NET SPECIAL GAIN OF $40.4 MILLION, OR $0.48 PER SHARE
      - GROSS COST REDUCTIONS TOTALED $63 MILLION IN THE FIRST HALF 2004, RUNNING WELL AHEAD OF $104 MILLION PLAN
      -     OPEB LIABILITY REDUCED BY $331 MILLION, OR 36%


Pittsburgh, PA - July 20, 2004 - Allegheny Technologies Incorporated (NYSE: ATI) reported net income of $26.6 million, or $0.31 per share, on sales of $646.5 million for the second quarter ended June 30, 2004. As previously announced, results for the quarter included a net special gain of $40.4 million, or $0.48 per share, related to actions taken to control certain salaried retiree medical costs, net of costs associated with Allegheny Ludlum's new labor agreement and the acquisition of the J&L Specialty Steel (J&L) assets. In addition, results included a LIFO (last-in, first-out) inventory valuation reserve charge of $26.1 million, primarily due to continued increases in raw material costs. Retirement benefit expense, primarily non-cash, was $34.0 million, or $(0.40) per share, in the quarter. Second quarter 2004 results do not include an income tax provision or benefit as a result of a deferred tax valuation allowance recorded in the fourth quarter 2003.

      In the second quarter 2003, ATI reported a net loss of $26.0 million, or $(0.32) per share on sales of $489.9 million. Results included retirement benefit expense of $33.4 million, or $(0.26) per share.

      Results for the six months ended June 30, 2004, were a net loss of $23.8 million, or $(0.30) per share, on sales of $1,224.3 million, compared to a net loss of $53.1 million, or $(0.66) per share, on sales of $970.4 million for the first six months of 2003. Six months 2004 results include a LIFO inventory valuation reserve charge of $74.2 million and retirement benefit expense, primarily non-cash, of $70.0 million, or $(0.87) per share. Six months 2003 results included an income tax benefit of $29.0 million, or $0.36 per share, a $1.3 million, or $(0.02) per share, charge for the cumulative effect of change in accounting principle, and retirement benefit expense of $68.2 million, or $(0.54) per share.

      "During the second quarter 2004, we made substantial progress toward transforming our stainless steel business and delivering on-going positive earnings per share," said Pat Hassey, ATI's Chairman, President and Chief Executive Officer. "A new progressive labor agreement covering represented employees at ATI Allegheny Ludlum was reached with the United Steelworkers of America (USWA). We completed the J&L asset acquisition and are making good progress integrating our new facilities.

      "In addition, we reduced our Other Post Retirement Benefit (OPEB) liability by approximately $331 million, reflecting actions taken in the second quarter to control our retiree medical costs and the favorable impact of the new Federal Medicare prescription drug program.

      "Demand for our products continues to be strong. Compared to the second quarter 2003, sales increased significantly in all three of our business segments. Operating profit also increased across all of our segments.

      "The performance of our Flat-Rolled Products segment during the second quarter was especially impressive. Sales increased by 47% compared to the same period last year. Operating profit reached $20 million as a result of strong demand, price restoration and the impact of our cost reduction efforts prior to the J&L asset acquisition.

      "In our High Performance Metals segment, shipments of our premium titanium alloys increased by 23% compared to last year's second quarter. Demand for commercial aerospace spare parts improved considerably as revenue passenger miles began to recover. Our exotic alloys business continued to perform well. Demand remained strong from the government, high-energy physics and medical markets and corrosion markets, particularly in Asia.

      "Sales in our Engineered Products segment increased as a result of improved demand from several key markets, as well as a pickup in overall manufacturing demand.

      "The effects of the ATI Business System and our ongoing cost reductions were apparent in the second quarter. Operating profit as a percentage of sales improved to nearly 6%, which is the highest level since the 2000 third quarter. This was achieved even with the negative impact of significant LIFO inventory valuation reserve charges. Managed working capital as a percent of annualized sales improved to approximately 27% at the end of the quarter compared to nearly 31% at the end of 2003, excluding the effect of the J&L asset acquisition. We also achieved $63 million of cost reductions, before the effects of inflation, in the first half of 2004. We are running well ahead of our initial $104 million cost reduction goal for 2004. This does not include the previously announced $200 million of cost structure improvements and synergies from the J&L asset acquisition and new labor agreement.

      "Cash generation over the first six months has been strong. Cash on hand was $64 million, only $16 million less than at year-end 2003, even though managed working capital increased by $111 million in the first six months of 2004. In addition, cash outlays for net capital investments, acquisitions and debt repayments totaled over $40 million in the first half of 2004. We continued to have no cash borrowings under our secured credit facility.

      "As the third quarter 2004 begins, we expect sales to continue to grow. We also expect cost reductions and cost structure improvements to further improve operating margins. Retirement benefit expense will be further reduced by $9 million in the third quarter 2004. We expect to see continued improvement in our operating results and are targeting to achieve positive earnings per share in the second half 2004 without the benefit of special items."

                                                    THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                         JUNE 30                                JUNE 30
                                               ----------------------------          -----------------------------
                                                                          IN MILLIONS
                                               --------------------------------------------------------------------
                                                  2004               2003               2004                2003
                                               ----------         ----------         ----------          ----------
Sales                                          $   646.5          $   489.9          $ 1,224.3           $   970.4

Net income (loss)                              $    26.6          $   (26.0)         $   (23.8)          $   (53.1)

Special gain, net                              $    40.4                 --          $    40.4                  --

Cumulative effect of change in
accounting principle                                  --                 --                 --           $    (1.3)

Net loss excluding special gain and
before cumulative effect of change in
accounting principle
                                               $   (13.8)         $   (26.0)         $   (64.2)          $   (51.8)


                                                                        PER DILUTED SHARE
                                               --------------------------------------------------------------------

Net income (loss)                              $    0.31          $   (0.32)         $   (0.30)          $   (0.66)

Special gain, net                              $    0.48                 --          $    0.48                  --

Cumulative effect of change in
accounting principle                                  --                 --                 --           $   (0.02)

Net loss excluding special gain and
before cumulative effect of change in
accounting principle                           $   (0.17)         $   (0.32)         $   (0.78)          $   (0.64)

SECOND QUARTER 2004 FINANCIAL HIGHLIGHTS

      - SALES were $646.5 million, up 32% compared to the second quarter 2003. Sales were up 47% in the Flat-Rolled Products segment, 15% in the High Performance Metals segment, and 16% in the Engineered Products segment. During the quarter, we increased base-selling prices for most of our products and implemented additional surcharges for certain raw materials for many of our products.

      - OPERATING PROFIT increased to $38.1 million as a result of improved performance across all of the business segments. This improvement was led by the Flat-Rolled Products segment with an operating profit of $20.0 million, the first operating profit for this segment since the 2002 third quarter. Results for 2004 included a LIFO inventory valuation reserve charge of $26.1 million, due primarily to an increase in costs in the second quarter 2004 compared to the fourth quarter 2003 for most of the major raw materials that we use, especially chromium, molybdenum, and scrap. For the same 2003 period, the LIFO inventory valuation reserve charge was $9.3 million.

      - INCOME BEFORE TAXES was $26.6 million, compared to last year's loss of $40.8 million, which includes a net special gain of $40.4 million.

      - RETIREMENT BENEFIT EXPENSE in the second quarter 2004 was $34.0 million compared to $33.4 million in the second quarter 2003. Approximately 81% of the 2004 retirement benefit expense is non-cash.

      - CASH FLOW from operations was $21.6 million in the first half 2004 as improved operating results offset increases in managed working capital due primarily to a $57.7 million increase in accounts receivable during the quarter, as well as higher gross inventory levels, which were partially offset by increased accounts payable. The higher accounts receivable resulted from increased sales, including the effects of raw material surcharges. Capital expenditures were $25.2 million. Cash on-hand ended the quarter at $64.0 million. We had no borrowings outstanding under our secured credit facility during the first half 2004.

      - COST REDUCTIONS, before the effects of inflation, totaled $63.2 million company-wide for the first half of 2004. Our initial 2004 cost reduction goal was established at $104 million, excluding the anticipated cost reductions and synergies from the J&L asset acquisition and the new labor agreement for ATI Allegheny Ludlum.

FLAT-ROLLED PRODUCTS SEGMENT

MARKET CONDITIONS

      - Demand remained good from the automotive and Asian infrastructure markets. Demand continued to be strong from the residential construction and remodeling markets. Demand improved from transportation and construction machinery markets. Our raw material surcharges, which continued to escalate during the quarter due to rising raw material prices, combined with higher base selling prices, resulted in higher average transaction prices compared to the second quarter 2003.

SECOND QUARTER 2004 COMPARED TO SECOND QUARTER 2003

      - Sales increased 47% to $379.2 million primarily due to improved demand from capital goods markets, the impact of higher raw material surcharges and base-selling price increases, and the J&L asset acquisition. Total tons shipped increased by approximately 13,200 tons, or 11%. Shipments of commodity products increased 6% and shipments of high-value products increased 23%. Average transaction prices, which include surcharges, were 32% higher. Average base-selling prices, which exclude surcharges, increased by approximately 10%.

      - The segment had operating income of $20.0 million compared to an operating loss of $6.2 million last year. The benefits of additional surcharges, higher base-selling prices and cost reduction initiatives were partially offset by higher raw material costs, which resulted in a LIFO inventory valuation reserve charge of $15.2 million in the second quarter 2004. The 2003 second quarter included a LIFO inventory valuation reserve charge of $9.1 million.

      - The J&L asset acquisition was completed June 1, 2004, and second quarter 2004 results include less than one month of sales, approximately $18 million, related to this transaction. However, since the acquisition was accounted for as a purchase, second quarter results essentially did not include any operating profit on sales of the purchased J&L inventory. In addition, results for the third quarter will not include any operating profit on sales of purchased inventory until the inventory acquired is depleted, which is expected to occur in the second half of the third quarter.

      - Energy costs increased $3.5 million, net of $1.0 million in gains from natural gas derivatives.

      - Results benefited from $21 million in cost reductions, before the effects of inflation.

HIGH PERFORMANCE METALS SEGMENT

MARKET CONDITIONS

      - The commercial aerospace market remained stable. Demand improved considerably for spare parts from the commercial aerospace market and remained strong from the military aerospace market. Our exotic alloys business continued to benefit from sustained high demand from government, high energy physics and medical markets and corrosion markets, particularly in Asia.

SECOND QUARTER 2004 COMPARED TO SECOND QUARTER 2003

      - Sales increased 15% to $192.5 million. Shipments were up 23% for titanium alloys, while shipments declined 9% for nickel-based and specialty steel alloys and 7% for exotic alloys, both due in part to product mix. Average selling prices increased 26% for nickel-based and specialty steel alloys, and 9% for exotic alloys while average selling prices for titanium alloys were essentially flat.

      - Operating profit increased to $12.6 million compared to an operating profit of $11.6 million for the prior year period as improved sales and cost reduction initiatives offset the impact of higher raw material costs, and production inefficiencies and start-up costs associated with the Richburg, SC rolling mill following the completion of an extensive upgrade. The rise in raw material costs resulted in a LIFO inventory valuation reserve charge of $6.1 million in 2004, compared to $0.2 million in 2003.

      - Results benefited from $12 million of cost reductions, before the effects of inflation.

ENGINEERED PRODUCTS SEGMENT

MARKET CONDITIONS

      - Demand for tungsten products remained strong from the oil and gas market and demand improved from the automotive and transportation markets. Demand remained strong for forged products from the Class 8 truck market and for cast products from the improving manufacturing sector and transportation and wind energy markets.

SECOND QUARTER 2004 COMPARED TO SECOND QUARTER 2003

      -     Sales improved 16% to $74.8 million.

      - Operating profit improved to $5.5 million compared to $3.2 million last year due to higher sales volumes, improved pricing, and the benefits from cost reductions, which offset higher raw material costs. The rise in raw material costs resulted in a LIFO inventory valuation reserve charge of $4.8 million in 2004 compared to no effect in 2003.

      - Results benefited from $3 million of cost reductions, before the effects of inflation.

SPECIAL GAIN, NET

      - Results for the second quarter included a previously announced one-time net special gain of $40.4 million, or $0.48 per share:

                  - A $71.5 million curtailment and settlement gain as a result of actions taken to cap, beginning in 2005, and then eliminate, beginning in 2010, certain retiree medical benefits not related to the new labor agreement.

                  - A $25.4 million charge resulting from Transition Assistance Program (TAP) incentives related to the new labor agreement with the USWA. The TAP incentives will be paid from ATI's pension fund over the next 2 1/2 years to 650 Allegheny Ludlum employees who retire by 2006.

                  - A $5.7 million charge as a result of other costs associated with the new labor agreement and the J&L asset acquisition.

RETIREMENT BENEFIT EXPENSE

      - Retirement benefit expense was $34.0 million in the second quarter 2004, compared to $33.4 million in the second quarter 2003. Approximately $27.2 million of the second quarter 2004 retirement benefit expense was non-cash.

      - For the second quarter 2004, retirement benefit expense included in cost of sales was $25.3 million, and in selling and administrative expenses was $8.7 million. For the second quarter 2003, retirement benefit expense included in cost of sales was $23.5 million, and in selling and administrative expenses was $9.9 million.

      - Actions taken during the second quarter 2004 to control retiree medical costs and the favorable impact from the enactment of the Federal Medicare prescription drug benefit program reduced ATI's OPEB liability by approximately $331 million, or 36%. At the beginning of 2004, retirement benefit expense (pension and OPEB) was estimated at $143 million for the year, including $68 million for OPEB. As a result of reduced OPEB liabilities, the revised OPEB expense estimate for 2004 is $46 million. Based on current actuarial assumptions, we expect OPEB expense for 2005 to be further reduced to approximately $23 million.

      - ATI is not required to make cash contributions to its defined benefit pension plan for 2004 and, based upon current actuarial studies, does not expect to be required to make cash contributions to its defined benefit pension plan during the next several years.

OTHER EXPENSES

      - Corporate expenses for the second quarter 2004 were $8.9 million compared to $5.3 million in the year-ago period. This increase is due primarily to non-cash expenses associated with the Company's stock-based long-term incentive compensation programs, which more than offset savings associated with reductions in staffing and other efforts to control costs at the corporate office.

      - Excluding the effects of retirement benefit expense and an increase of $7.0 million in non-cash stock-based compensation expense compared to the prior year quarter, selling and administrative expenses as a percentage of sales declined to 6.5% in the 2004 second quarter from 8.6% in the same period of 2003.

      - No income tax benefit was recognized in the second quarter 2004 since we cannot tax benefit current operating losses due to cumulative losses incurred during 2001 through 2003. We recorded a valuation allowance in the 2003 fourth quarter for a major portion of our deferred tax assets in accordance with SFAS No. 109 "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds the 2003 net operating tax loss carry-forward, or when tax losses, if any, are recoverable as cash refunds.

CASH FLOW, WORKING CAPITAL AND DEBT

      - Cash on hand was $64.0 million at June 30, 2004, a decrease of $15.6 million from 2003 year-end.

      - First half 2004 cash flow from operations was $21.6 million as improved operating results for 2004 and the receipt of a $6.9 million Federal income tax refund pertaining to our 2003 tax return offset a $110.9 million increase in managed working capital.

      - The increase in managed working capital was due to a $57.7 million increase in accounts receivable, which reflects the higher level of sales in the second quarter 2004, compared to the fourth quarter 2003, and a $110.3 million increase in inventory mostly as a result of higher raw material costs, which was partially offset by a $57.1 million increase in accounts payable. The majority of the increase in raw material costs should be recovered through surcharges.

      - At June 30, 2004, managed working capital was 26.9% of annualized sales, excluding the effect of the J&L asset acquisition, compared to 30.7% of annualized sales at 2003 year-end. We define managed working capital as accounts receivable and gross inventories less accounts payable.

      - Cash used in investing activities was $31.7 million in the first half 2004 and consisted primarily of $24.2 million of capital expenditures, net of $1.0 million of proceeds from the disposal of miscellaneous assets, and $7.5 million related to the J&L asset acquisition.

      - Cash used in financing activities was $5.5 million in the first half 2004, and included a decrease in net borrowings of $3.2 million and payment of dividends of $4.9 million, offset by $2.6 million of proceeds received from the exercise of stock options.

      - There were no borrowings outstanding during the first half 2004 under ATI's $325 million secured borrowing facility, although a portion of the letters of credit capacity was utilized.

NEW ACCOUNTING PRONOUNCEMENT ADOPTED IN 2003

The adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") resulted in an after-tax charge of $1.3 million, or $(0.02) per share in the 2003 first quarter. This charge is reported as a cumulative effect of change in accounting principle.

Allegheny Technologies will conduct a conference call with investors and analysts on July 20, 2004, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Second Quarter Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Various of these factors are described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Reports on Form 10-Q. We assume no duty to update our forward-looking statements.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 9,000 full time employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

                                      # # #

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Dollars in millions, except per share amounts)

                                                              THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                   JUNE 30                      JUNE 30
                                                           ------------------------    -------------------------
                                                              2004          2003          2004           2003
                                                           ----------    ----------    ----------     ----------
SALES                                                      $   646.5     $   489.9     $ 1,224.3      $   970.4
Costs and expenses:
          Cost of sales                                        593.9         469.1       1,161.3          935.0
          Selling and administrative expenses                   57.8          53.4         111.5          101.1
          Curtailment gain, net of restructuring costs         (40.4)           --         (40.4)            --
                                                           ---------     ---------     ---------      ---------
Income (loss) before interest, other
          income and income taxes                               35.2         (32.6)         (8.1)         (65.7)
Interest expense, net                                           (7.8)         (8.4)        (16.0)         (15.8)
Other income (expense), net                                     (0.8)          0.2           0.3            0.7
                                                           ---------     ---------     ---------      ---------
Income (loss) before income tax benefit
          and cumulative effect of change in
          accounting principle                                  26.6         (40.8)        (23.8)         (80.8)
Income tax benefit                                                --         (14.8)           --          (29.0)
                                                           ---------     ---------     ---------      ---------
Net income (loss) before cumulative effect of
          change in accounting principle                        26.6         (26.0)        (23.8)         (51.8)
Cumulative effect of change in accounting
          principle                                               --            --            --           (1.3)
                                                           ---------     ---------     ---------      ---------

NET INCOME (LOSS)                                          $    26.6     $   (26.0)    $   (23.8)     $   (53.1)
                                                           =========     =========     =========      =========

Basic net income (loss) per common share
          before cumulative effect of change in
          accounting principal                             $    0.33     $   (0.32)    $   (0.30)     $   (0.64)

Cumulative effect of change in accounting
          principle                                               --            --            --          (0.02)
                                                           ---------     ---------     ---------      ---------

BASIC NET INCOME (LOSS) PER COMMON SHARE                   $    0.33     $   (0.32)    $   (0.30)     $   (0.66)
                                                           =========     =========     =========      =========

Diluted net income (loss) per common
          share before cumulative effect
          of change in accounting principle                $    0.31     $   (0.32)    $   (0.30)     $   (0.64)

Cumulative effect of change in accounting
          principle                                               --            --            --          (0.02)
                                                           ---------     ---------     ---------      ---------

DILUTED NET INCOME (LOSS) PER COMMON SHARE                 $    0.31     $   (0.32)    $   (0.30)     $   (0.66)
                                                           =========     =========     =========      =========

Weighted average common shares
          outstanding -- basic (millions)                       80.6          81.0          80.5           80.8

Weighted average common shares
          outstanding -- diluted (millions)                     84.6          81.0          80.5           80.8

Actual common shares outstanding--
          end of period (millions)                              81.4          81.0          81.4           81.0


ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SALES AND OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT
(Unaudited - Dollars in millions)

                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                             JUNE 30                             JUNE 30
                                    ---------------------------        ----------------------------
                                        2004           2003                2004           2003
                                    ------------   ------------        ------------   -------------
Sales:
Flat-Rolled Products                     $379.2        $ 258.7            $  708.8         $ 516.0
High Performance Metals                   192.5          166.8               371.2           327.8
Engineered Products                        74.8           64.4               144.3           126.6
                                    -----------    -----------         -----------    ------------

TOTAL EXTERNAL SALES                     $646.5        $ 489.9            $1,224.3         $ 970.4
                                    ===========    ===========         ===========    ============

Operating Profit (Loss):

Flat-Rolled Products                     $ 20.0        $  (6.2)              $ 9.0         $  (7.5)
% of Sales                                  5.3%          -2.4%                1.3%           -1.5%

High Performance Metals                    12.6           11.6                20.4            19.9
% of Sales                                  6.5%           7.0%                5.5%            6.1%

Engineered Products                         5.5            3.2                 9.3             5.0
% of Sales                                  7.4%           5.0%                6.4%            3.9%
                                    -----------    -----------         -----------    ------------

    OPERATING PROFIT (LOSS)                38.1            8.6                38.7            17.4

% of Sales                                 5.9%           1.8%                3.2%            1.8%

Corporate expenses                         (8.9)          (5.3)              (14.5)          (10.1)

Interest expense, net                      (7.8)          (8.4)              (16.0)          (15.8)
                                    -----------    -----------         -----------    ------------
Subtotal                                   21.4           (5.1)                8.2            (8.5)

Curtailment gain, net of
    restructuring costs                    40.4             --                40.4              --

Other expenses, net of gains
    on asset sales                         (1.2)          (2.3)               (2.4)           (4.1)

Retirement benefit expense       (a)      (34.0)(a)      (33.4)     (b)      (70.0)(b)       (68.2)
                                    -----------    -----------         -----------    ------------

INCOME (LOSS) BEFORE

    INCOME TAXES                         $ 26.6        $ (40.8)           $  (23.8)        $ (80.8)
                                    ===========    ===========         ===========    ============

(a) Includes non-cash expenses of $27.2 million and $24.9 million for the 2004 and 2003 second quarter, respectively.

(b) Includes year-to-date non-cash expenses of $56.9 million and $53.1 million for 2004 and 2003, respectively.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Current period unaudited--Dollars in millions)

                                                JUNE 30,   DECEMBER 31,
                                                 2004         2003
                                               ---------   ------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                      $   64.0     $   79.6
Accounts receivable, net of allowances for
   doubtful accounts of $10.7 and $10.2 at
   June 30, 2004 and December 31, 2003,
   respectively                                   337.8        248.8
Inventories, net                                  451.1        359.7
Income tax refunds receivable                       0.3          7.2
Prepaid expenses and
     other current assets                          33.9         48.0
                                               --------     --------
   TOTAL CURRENT ASSETS                           887.1        743.3

Property, plant and equipment, net                733.4        711.1
Cost in excess of net assets acquired             201.3        198.4
Deferred pension asset                            144.0        144.0
Deferred income taxes                              34.3         34.3
Other assets                                       58.5         53.8
                                               --------     --------

TOTAL ASSETS                                   $2,058.6     $1,884.9
                                               ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable                               $  245.5     $  172.3
Accrued liabilities                               211.9        194.6
Short term debt and current
  portion of long-term debt                        35.9         27.8
                                               --------     --------
   TOTAL CURRENT LIABILITIES                      493.3        394.7


Long-term debt                                    551.6        504.3
Accrued postretirement benefits                   476.2        507.2
Pension liabilities                               281.4        220.6
Other long-term liabilities                       106.4         83.4
                                               --------     --------
TOTAL LIABILITIES                               1,908.9      1,710.2
                                               --------     --------

TOTAL STOCKHOLDERS' EQUITY                        149.7        174.7
                                               --------     --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $2,058.6     $1,884.9
                                               ========     ========

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited--Dollars in millions)

                                                             SIX MONTHS ENDED
                                                                 JUNE 30
                                                          ---------------------
                                                            2004         2003
                                                          --------     --------
OPERATING ACTIVITIES:

          Net loss                                        $ (23.8)     $ (53.1)

          Cumulative effect of change in accounting
            principle                                          --          1.3
          Non-cash curtailment gain and restructuring
            charges, net                                    (45.6)          --
          Depreciation and amortization                      37.9         37.1
          Change in pension assets/liabilities               34.8         43.9
          Income tax refunds received                         6.9         48.5
          Change in managed working capital                (110.9)       (45.0)
          Accrued liabilities and other                     122.3        (15.6)
                                                          -------      -------
CASH PROVIDED BY OPERATING ACTIVITIES                        21.6         17.1
                                                          -------      -------
INVESTING ACTIVITIES:
          Purchases of property, plant and equipment        (25.2)       (28.8)
          Acquisition of business                            (7.5)          --
          Asset disposals and other                           1.0          6.7
                                                          -------      -------
CASH USED IN INVESTING ACTIVITIES                           (31.7)       (22.1)
                                                          -------      -------
FINANCING ACTIVITIES:
          Net increase (decrease) in debt                    (3.2)         6.2
          Interest rate swap termination                       --         15.3
          Dividends paid                                     (4.9)        (9.7)
          Other                                               2.6           --
                                                          -------      -------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES              (5.5)        11.8
                                                          -------      -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (15.6)         6.8
Cash and cash equivalents at beginning of period             79.6         59.4
                                                          -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  64.0      $  66.2
                                                          =======      =======

Supplemental non-cash investing and financing activities

On June 1, 2004, the Company acquired substantially all of the assets of J&L Specialty Steel, LLC for consideration of $67.2 million. Cash paid at closing was $7.5 million, with promissory notes payable to the seller of $59.7 million.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

                                                THREE MONTHS ENDED         SIX MONTHS ENDED
                                                      JUNE 30                   JUNE 30
                                               ---------------------     ---------------------
                                                 2004         2003         2004         2003
                                               --------     --------     --------     --------
VOLUME:
  Flat-Rolled Products (finished tons)          133,758      120,554      258,745      239,518
                                               --------     --------     --------     --------
    Commodity                                    92,838       87,337      179,854      170,829
    High value                                   40,920       33,217       78,891       68,689
  High Performance Metals
     (000's lbs.)

    Nickel-based and
      specialty steel alloys                      8,644        9,457       17,588       18,149
    Titanium mill products                        5,656        4,617       10,679        9,232
    Exotic alloys                                 1,082        1,160        2,267        2,092

AVERAGE PRICES:

  Flat-Rolled Products  (per finished ton)     $  2,832     $  2,144     $  2,738     $  2,151
    Commodity                                  $  2,189     $  1,550     $  2,101     $  1,557
    High value                                 $  4,291     $  3,708     $  4,190     $  3,630
  High Performance Metals (per lb.)
    Nickel-based and specialty
       steel alloys                            $   8.15     $   6.47     $   7.94     $   6.59
    Titanium mill products                     $  11.20     $  11.16     $  11.30     $  12.00
    Exotic alloys                              $  41.41     $  38.10     $  38.75     $  37.94

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
OTHER FINANCIAL INFORMATION
MANAGED WORKING CAPITAL
(Unaudited - Dollars in millions)

                                                                                JUNE 30, 2004
                                              JUNE 30,       DECEMBER 31,     CHANGE IN MANAGED
                                                2004            2003           WORKING CAPITAL
                                          ---------------   --------------    -----------------
Accounts receivable                       $        337.8    $       248.8
Inventory                                          451.1            359.7
Accounts payable                                  (245.5)          (172.3)
                                          --------------    -------------
Subtotal                                           543.4            436.2

Acquisition of managed working capital             (73.8)              --
Allowance for doubtful accounts                     10.7             10.2
LIFO reserve                                       185.9            111.7
Corporate and other                                 20.2             17.4
                                          --------------    -------------     -----------------
Managed working capital                   $        686.4    $       575.5     $           110.9
                                          ==============    =============     =================

Annualized prior 2 months
  sales                                   $      2,548.7    $     1,874.0
                                          ==============    =============

Managed working capital as a
% of annualized sales                               26.9%            30.7%


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